Exhibit (d)(dd)(1)

AMENDMENT NO. 1 TO THE

PORTFOLIO MANAGEMENT AGREEMENT

THIS AMENDMENT effective as of this 1st day of May, 2014 is made to the Portfolio Management Agreement (the “Agreement”) dated May 1, 2009, by and among Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), SSgA Funds Management, Inc. a Massachusetts corporation (“Portfolio Manager”), and Pacific Select Fund, a Massachusetts Business Trust (“Fund”). The Agreement is hereby amended as set forth below (together, the “Amendment”), which is effective on May 1, 2014. Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Portfolio Manager and Fund are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

WHEREAS, the Fund has retained the Investment Adviser to render investment advisory services to the various portfolios of the Fund pursuant to an Advisory Agreement, as amended, and such Agreement authorizes the Investment Adviser to engage a subadviser to discharge the Investment Adviser’s responsibilities with respect to the investment management of such portfolios; and

WHEREAS, the parties desire to appoint Portfolio Manager to serve as subadviser to another portfolio of the Fund.

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1. The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

2. Section 2 is hereby amended by adding the following to the end of the paragraph:

The Portfolio Manager is also authorized, on behalf of a Portfolio, to (i) enter into agreements and execute any documents (e.g., any derivatives documentation such as exchange-traded and over-the-counter, as applicable) required to make investments pursuant to the Portfolio’s objectives, investment policies and investment restrictions as stated in the Fund’s Prospectus and SAI as amended from time to time which shall include any market and/or industry standard documentation and the standard representations contained therein; and (ii) acknowledge the receipt of brokers’ risk disclosure statements, electronic trading disclosure statements and similar disclosures, in accordance with Fund procedures. The Portfolio Manager is authorized to effect cross transactions between a Portfolio and other accounts managed by the Portfolio Manager and its affiliates in accordance with Fund procedures.

3. The following is hereby added to the end of the first sentence of Section 2(a):

and (10), to the extent applicable to a Portfolio, the Commodity Exchange Act (“CEA”) and all applicable rules and regulations thereunder. Portfolio Manager expressly acknowledges that, as of the date of this Amendment, the Portfolios managed by the Portfolio Manager on behalf of the Investment Adviser pursuant to this Agreement are not subject to the CEA.

4. In Section 2(b), the reference to “Section 1296 of the Code” is hereby changed to the following:

Section 1297 of the Code, as amended

5. The following is hereby added at the end of Section 2(b):

To the extent applicable to a Portfolio, Portfolio Manager will also (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall request) of any BDC positions, and (iii) provide other information, upon request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.

6. Section 2(i) is hereby replaced with the following:

will adopt a written Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act and will provide the Investment Adviser and the Fund with a copy of the Code of Ethics, together with evidence of its adoption. Within 30 days of the end of each calendar quarter during which this Agreement remains in effect, a vice president, the chief compliance officer, a managing director, or other senior officer (as the Investment Adviser determines appropriate) of the Portfolio Manager shall certify to the Investment Adviser that (a) the Portfolio Manager had a Code of Ethics that complied with the requirements of Rule 17j-1 during the previous calendar quarter, (b) the Code contains procedures reasonably necessary to prevent Access Persons (as defined in Rule 17j-1 under the 1940 Act, as amended) from violating the Code, and that (c), except as otherwise disclosed, there have been no material violations or material changes of the Code or, if a material violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Investment Adviser or the Fund, the Portfolio Manager shall permit representatives of the Investment Adviser and the Fund to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Portfolio Manager shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Fund for the purpose of the examination, including name or title of a person.

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7. The following is hereby added to the first sentence of Section 2(m) prior to the phrase “or in the ordinary course of business”:

, disclosures to an affiliate subject to comparable confidentiality obligations,

8. The following is hereby added to the last sentence of Section 2(q):

The Portfolio Manager, in the event of any relevant regulatory exams, will provide notice of any material deficiencies, and provide notice of any material changes to business operations, that will likely, in the Portfolio Manager’s reasonable determination, adversely affect the services provided by Portfolio Manager under this Agreement, provided that the provision of such notices are permitted under applicable law.

9. The following is hereby added before the last sentence of Section 2(r):

As such, the Portfolio Manager agrees not to trade on non-public portfolio holdings information of the portfolios of the Fund in a manner inconsistent with applicable federal and state securities law or applicable international law, including anti-fraud provisions of such laws, or inconsistent with any internal policy adopted by the Portfolio Manager to govern trading of its employees. Compliance with the Fund’s Selective Disclosure Policy includes the requirement of entering into confidentiality agreements with certain third parties who will receive non-public portfolio holdings of the portfolios of the Fund that meet the minimum requirements of the Selective Disclosure Policy. The Portfolio Manager will provide any such agreements to the Investment Adviser or the Fund, along with any amendments or supplements thereto, from time to time on an ongoing basis only if reasonably requested by the Investment Adviser or the Fund, provided however that the Portfolio Manager may provide only those parts of the agreements that relate to ensuring compliance with the Selective Disclosure Policy or other Fund procedures.

10. The following is hereby added to the end of Section 2(v):

, and will, upon request by the Investment Adviser, provide relevant trade information or other documentation (for example, a schedule of purchases and sales and/or holdings or trade confirmations) in order to assist the Investment Adviser with domestic or foreign class action litigation involving securities held or previously held by a Portfolio. The Portfolio Manager will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Fund.

11. The following is hereby added to Section 2 as Section 2(y):

(y) if it becomes applicable, will provide sufficient advance notice to the Investment Adviser if Portfolio Manager plans to change its trading strategy with respect to a Portfolio in a way that requires (i) the Investment Adviser to register

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with the CFTC and NFA as a commodity pool operator or (ii) the Portfolio Manager to be registered with the CFTC and NFA as a commodity trading advisor. Portfolio Manager agrees to provide reasonable advance notification (in no event less than 30 days) to Investment Adviser of the change in trading strategy so that Investment Adviser has adequate time to comply with all filing and disclosure obligations of commodity pool operators of the CFTC and NFA. The parties agree to provide, upon request, reasonable assistance and information necessary for the other party to comply with applicable CFTC and NFA requirements. Portfolio Manager also agrees that it will take all actions required of it by the CFTC and NFA as a result of the change in status, including registration as a commodity trading adviser

12. Section 9 is hereby replaced with the following:

Books and Records. In compliance with the requirements of and to the extent required by Section 31(a) of the 1940 Act and the rules thereunder, CFTC Regulations 4.23 and 4.33, and NFA Rule 2-10, Portfolio Manager hereby agrees that all records for which the Portfolio Manager is (i) required to maintain pursuant to Section 31(a) of the 1940 Act and any other applicable law or regulation to maintain for the Portfolio(s), and/or (ii) mutually agrees with the Investment Adviser which it maintain for the Portfolio(s) are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Investment Adviser’s reasonable request, including requests made upon or following termination of this Agreement (unless other dispensation of such records is mutually agreed by the parties) for so long as Portfolio Manager is required to maintain such records under applicable law, although the Portfolio Manager may, at its own expense, make and retain a copy of such records.

13. Section 13 is hereby replaced with the following:

Liability.

(a) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Fund and the Investment Adviser agree that the Portfolio Manager, any affiliated person of the Portfolio Manager, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Portfolio Manager, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Portfolio Manager’s willful misfeasance, bad faith, or gross negligence in the performance of the Portfolio Manager’s duties, or by reason of reckless disregard of the Portfolio Manager’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Fund or Investment Adviser may have under federal or state securities laws.

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(b) Except as may otherwise be required by the provisions of this Agreement (including under Section 14), the 1940 Act or the rules thereunder or other applicable law, the Portfolio Manager agrees that the Fund and the Investment Adviser, any affiliated person thereof, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls the Fund or Investment Adviser, shall not be liable for, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of the Fund’s or Investment Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of reckless disregard of the Fund’s or Investment Adviser’s obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall constitute a waiver or limitation of rights that the Portfolio Manager may have under federal or state securities laws

14. Section 14 is hereby replaced with the following:

Indemnification.

(a) The Portfolio Manager agrees to indemnify and hold harmless the Investment Adviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act (“affiliated person”) of the Investment Adviser, and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls (“controlling person”) the Investment Adviser (collectively, “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Investment Adviser or such PL Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Portfolio Manager’s responsibilities to the Fund which (i) are based directly upon any willful misfeasance, bad faith, gross negligence, or reckless disregard of, the Portfolio Manager’s obligations and/or duties under this Agreement by the Portfolio Manager or by any of its directors, officers or employees, or any affiliate or agent or delegate acting on behalf of the Portfolio Manager (other than a PL Indemnified Person), (ii) are based directly upon the Portfolio Manager’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, or (iii) are based directly upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the Shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person) or (iv) are based directly upon breach of its fiduciary duties to the Fund or violation of applicable law provided, however, that in no case is the Portfolio Manager’s indemnity in favor of the PL Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

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(b) The Investment Adviser agrees to indemnify and hold harmless the Portfolio Manager, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act of the Portfolio Manager and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Portfolio Manager (collectively, “Portfolio Manager Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which a Portfolio Manager Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Investment Adviser’s responsibilities as Investment Adviser of the Fund which (i) are based directly upon any willful misfeasance, bad faith or gross negligence, or reckless disregard of, the Investment Adviser’s obligations and/or duties under this Agreement by the Investment Adviser or by any of its directors, officers, or employees or any affiliate or agent or delegate acting on behalf of the Investment Adviser (other than a Portfolio Manager Indemnified Person); (ii) are based directly upon the Investment Adviser’s (or its agent’s or delegate’s) material breach of any provision of this Agreement, including breach of any confirmation, representation, warranty or undertaking, (iii) are based directly upon any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or prospectus covering the Shares of the Fund or any Portfolio, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, unless such a statement or omission was made in reliance upon information furnished in writing to the Investment Adviser, the Fund, or any affiliated person of the Fund by the Portfolio Manager or any affiliated person or agent or delegate of the Portfolio Manager (other than a PL Indemnified Person) or (iv) are based directly upon breach of its fiduciary duties to the Fund or violation of applicable law provided however, that in no case is the Investment Adviser’s indemnity in favor of the Portfolio Manager Indemnified Persons deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of his duties, or by reason of his reckless disregard of obligations and duties under this Agreement.

15. The following is hereby added to the end of Section 17:

For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.

16. Section 18 is hereby replaced with the following:

Notices. All notices, consents, waivers, and other communications under the Agreement, as amended, shall be in writing and shall be given first via email to the addresses noted below and then by personal delivery to the applicable party (which includes via hand delivery service or a reliable nationally recognized overnight delivery or mail service, each of which shall provide evidence of receipt to the applicable parties) at the addresses noted below, or at such other address as each party hereto may direct by notice given in accordance with this paragraph. All notices shall be deemed effective the next business day following delivery in accordance with this paragraph.

A.	if to the Portfolio Manager, to:

SSgA Funds Management, Inc.

State Street Financial Center

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One Lincoln Street

Boston, MA 02111

Attention: Chief Compliance Officer

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

C.	if to the Fund, to:

Pacific Select Fund

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention: Robin S. Yonis, Vice President and Fund Advisor General Counsel

Email: ContractNotifications@PacificLife.com

Telephone number: (949) 219-6767

17. The following is hereby added to the end of Section 19(a):

The parties to this Agreement hereby irrevocably agree to submit to the jurisdiction of the courts located in the State of California for any action or proceeding arising out of this Agreement, and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard or determined in such courts.

18. Section 19(c) is hereby replaced with the following:

(c) To the extent permitted under Section 15 of this Agreement and under the 1940 Act, this Agreement may only be assigned by any party with prior written consent of the other parties.

19. The following is hereby added to Section 19 as Section 19(f):

(f) No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties to this Agreement. Any amendment of this Agreement shall be subject to the 1940 Act.

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20. A new Section 20 is hereby added as follows:

Confidentiality. In addition to other provisions of this Agreement related to confidentiality obligations of the parties, each party shall treat all non-public information about another party to this Agreement as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, Fund portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Confidential Information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, (iii) was known to the applicable party at the time of the disclosure or (iv) is authorized in writing by the party whose Confidential Information is to be disclosed. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

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(Signatures on next page)

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: VP, Fund Advisor Operations		Title: VP & Assistant Secretary

SSGA FUNDS MANAGEMENT, INC.

By:	/s/ Ellen M. Meedha	By:
	Name: Ellen M. Meedha		Name:
	Title: President		Title:

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Vice President		Title: VP & Assistant Secretary

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Exhibit A

PACIFIC SELECT FUND

FEE SCHEDULE

Effective: May 1, 2014

Portfolio: PD Aggregate Bond Index Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the PD Aggregate Bond Index Portfolio based on the annual percentage of the average daily net assets of the Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.060%	On the first $50 million
0.050%	On the next $50 million; and
0.040%	On any amounts in excess of $100 million

Portfolio: PD High Yield Bond Index Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the PD High Yield Bond Index Portfolio based on the annual percentage of the average daily net assets of the Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.250%	On the first $50 million
0.120%	On the next $50 million; and
0.040%	On any amount in excess of $100 million

Portfolio: PD 1-3 Year Corporate Bond Portfolio

The Investment Adviser will pay to the Portfolio Manager a monthly fee for its services for the PD 1-3 Year Corporate Bond Portfolio based on the annual percentage of the average daily net assets of the Portfolio according to the following schedule:

Rate%	Break Point (assets)
0.100%	On the first $50 million
0.090%	On the next $50 million; and
0.040%	On any amount in excess of $100 million

If the Portfolio Manager provides services for less than a whole month, fees shall be prorated for any portion of a month in which the Agreement is not effective

A-1